Exhibit Index

Exhibit 12 Schedule of Earnings to Fixed Charges

Exhibit 12

BB&T Corporation
Earnings To Fixed Charges
 (Dollars in thousands)

	For the Six Months Ended
	June 30,				For the Years Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

Earnings:
Income before income taxes	$1,083,222		$922,107		$1,617,030		$1,790,697		$1,360,428		$1,013,006		$1,155,910
Plus:
Fixed charges	566,412		718,515		1,306,218		1,713,021		2,438,401		2,586,815		2,052,403
Less:
Capitalized interest	263		300		514		504		798		470		400

Earnings, including interest on
deposits	1,649,371		1,640,322		2,922,734		3,503,214		3,798,031		3,599,351		3,207,913

Less:
Interest on deposits	339,466		400,129		755,677		1,003,058		1,566,269		1,685,248		1,370,334

Earnings, excluding interest on
deposits	$1,309,905		$1,240,193		$2,167,057		$2,500,156		$2,231,762		$1,914,103		$1,837,579

Fixed Charges:
Interest expense	$553,377		$704,813		$1,272,787		$1,686,584		$2,414,936		$2,563,912		$2,038,453
Capitalized interest	263		300		514		504		798		470		400
Interest portion of rent expense	12,772		13,402		32,917		25,933		22,667		22,433		13,550

Total Fixed Charges	566,412		718,515		1,306,218		1,713,021		2,438,401		2,586,815		2,052,403

Less:
Interest on deposits	339,466		400,129		755,677		1,003,058		1,566,269		1,685,248		1,370,334

Total fixed charges excluding
interest on deposits	$226,946		$318,386		$550,541		$709,963		$872,132		$901,567		$682,069

Earnings to fixed charges:
Including interest on deposits	2.91	x	2.28	x	2.24	x	2.05	x	1.56	x	1.39	x	1.56	x

Excluding interest on deposits	5.77	x	3.90	x	3.94	x	3.52	x	2.56	x	2.12	x	2.69x